Exhibit 99.1

LOCATEPLUS ANNOUNCES MAJOR DEBT RESTRUCTURE

BEVERLY MASSACHUSETTS, –LocatePlus Holdings Corporation  (PINK SHEETS – LPHC), a prominent supplier of investigative solutions including data-subject location characteristics and personal contact information, announced today that it had successfully negotiated with a major creditor,  Dutchess Private Equities Fund, Ltd., (“Dutchess”) to convert over $1,800,000 of existing indebtedness plus a warrant to purchase 1,125,000 shares of its Common Stock into 72,000 shares of a new Series A Preferred Stock.

The 72,000 shares of new Series A Preferred Stock issued to Dutchess have a par value of $1.00 per share and a $25 liquidation preference. They are restricted as to resale. They pay a dividend of 1% per annum of the par value per share in cash or in Series A Preferred Stock. Holders will have a vote on any matters affecting the Series A Preferred Stock. The shares are convertible at any time into restricted shares of the Company’s Common Stock at 41.66 shares of Common Stock per share of Preferred Stock (fully converted, 3,001,680 shares of Common Stock). The Company can force conversion of Preferred Stock not to exceed 4.99% of total Common Stock outstanding if the 10-day moving average closing price per share of the Company’s publicly traded Common Stock shall exceed $.50 per share. Holders also have a right to “put” their shares to the Company at $25.00 per share, not to exceed in the aggregate for any calendar quarter:  $15,000 through the last 6 months of 2010, $25,000 through the last quarter of 2011 and $35,000 per quarter thereafter.

“We are pleased to have reached this restructuring agreement with Dutchess and we are very hopeful that we will be able to resolve all of our obligations with other major debt holders as well.  The resolution of this matter is a major milestone in our Company’s recovery and another positive accomplishment in our effort to restore and enhance shareholder value.” said Geoffrey Lee, President and Interim CEO. “This debt restructuring, together with our continuing efforts on other debt issues, positions us to maximize the positive advantages of our recently available LP Live data update and our renewed sales and revenue focus. This is especially so in our federal sales efforts and in our entry into the pre-employment screening market through our recent acquisition of Tru|Backgrounds.  We expect these initiatives, together with existing contracts and common-sense cost containment, to have a material positive bottom line impact.  We believe that this forward progress will result in double-digit revenue growth from organic and acquired sources by the end of 2010.   This is, of course, our management projection for 2010 and is not a guarantee of operating or investment results.”

About LocatePLUS

LocatePLUS is an industry-leading provider of investigative solutions currently used in homeland security, anti-terrorism, and crime fighting initiatives.  The Company acquires and synthesizes public information in a cross-referenced, searchable database integrated in a proprietary manner that provides rapid and efficient access via Internet and other media to comprehensive personal and location characteristics on data subjects even when inquiry information is partial or incomplete.

The Company estimates that it holds current and historical data on nearly 98% of the adult population of the United States as recorded in the 2000 census. This information can include names, addresses, telephone numbers, cell phone numbers, email addresses, dates of birth, social security numbers, prior residences, and, in certain circumstances, real estate holdings, recorded bankruptcies, liens, judgments, driver’s license data, motor vehicle records, and more from multiple sources formatted to reveal links to related data useful in investigations. The information is maintained in one of the largest and most comprehensive XML data sources of its kind.

LocatePLUS and its subsidiaries serve 13,500 security-sensitive clients across a spectrum of interests from government to security and fraud conscious private concerns such as human resources, legal, and financial professionals as well as the collections industry, and even dating services.  Over 2,000 law enforcement agencies and many major police departments across the country are among the Company’s client base.

For more information, visit the Company's Website at www.locateplus.com.

Media Contact:

Thomas Murphy
LocatePLUS Holdings Corporation
100 Cummings Center, Suite 235m
Beverly, MA 01915
978- 921-2727
tmurphy@locateplus.com